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                                                                     EXHIBIT 5.1

                        [Letterhead of Winston & Strawn]



                                  March 5, 2001


PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota  55437

          RE: REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 333-56020)
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Ladies and Gentlemen:


          This opinion is being delivered by us, as counsel to PLATO Learning, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4, File No. 333-56020, dated February 21,
2001, as amended by Amendment No. 1 to Registration Statement on Form S-4, dated March 5, 2001 (the "Registration Statement"), of the Company filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to shares of the Company's common stock, par value $0.01 per share (the "Shares"), which are to be issued to shareholders of Wasatch Interactive Learning Corporation, a Washington corporation ("Wasatch"), in connection with the merger of Wasatch with and into WILC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger, dated as of January 31, 2001, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 20, 2001 (the "Merger Agreement").


          In rendering the opinion set forth below, we examined and relied upon such certificates, corporate and public records, agreements, instruments and other documents we considered appropriate as a basis for the opinion.


          Based upon and subject to the foregoing, we are of the opinion that when the Registration Statement has become effective under the Securities Act and when the Shares, which are being issued by the Company in exchange for all of the shares of common stock of Wasatch pursuant to the Merger Agreement, are issued as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.


          The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinion.


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal and Tax Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion may be relied upon only in connection with the issuance of shares while the Registration Statement is effective.



                                          Very truly yours,

                                          /s/ WINSTON & STRAWN